CONSENT OF EXPERT

     Reference is made to the Annual Report on Form 40-F of Ivanhoe Mines Ltd. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1934, as amended.

     I hereby consent to the use of and reference to my name and my reports, and the inclusion of information derived from my reports, under the headings “Item 4: Narrative Description of Business — Qualified Persons” and “Item 4: Narrative Description of Business — Monywa Copper Project, Myanmar” in the Company’s Annual Information Form for the year ended December 31, 2003, dated April 30, 2004.

Sincerely,

“Paul Chare”

Name: Paul Chare
Title: MAusIMM

Date: April 30, 2004